Exhibit 99.1

Tekelec Announces Second Quarter 2011 Operating Results

•	Revenues of $96.8 million;

•	Orders of $65.3 million;

•	GAAP Gross Margin of 54%, and non-GAAP Gross Margin of 63% (as reconciled below);

•	GAAP Operating Margin of (5%), and non-GAAP Operating Margin of 11% (as reconciled below);

•	GAAP loss per share of ($0.09), and non-GAAP Diluted EPS of $0.08 per share (as reconciled below);

MORRISVILLE, N.C. — August 4, 2011 — Tekelec (NASDAQ: TKLC), the mobile broadband solutions company, today announced earnings for second quarter 2011.

2011 Second Quarter Results from Operations

Revenue for the second quarter 2011 was $96.8 million, down 12% compared to $109.5 million for the second quarter 2010. Orders were $65.3 million for the quarter, down 9% from the same period in 2010, primarily due to a 25% year-over-year decline in orders for the Company’s Eagle 5 solution. This decline was partially offset by an over 90% increase from the second quarter 2010 for the Company’s data and video centric next-generation session, policy and subscriber data management solutions. As of June 30, 2011, backlog was $271.8 million compared to $338.8 million as of December 31, 2010.

GAAP gross margins for second quarter 2011 were 54% compared to 63% in second quarter 2010. Non-GAAP gross margins for second quarter 2011 were 63% compared to 67% for second quarter 2010. Gross margins were negatively impacted in second quarter 2011 by approximately $2.5 million of charges associated with warranty-related items related to certain customer contracts and inventory write-downs in certain acquired product lines. Please refer to the attached reconciliations of the non-GAAP financial measures referred to in this release to the most directly comparable GAAP measures.

On a GAAP basis, the Company reported a net loss for second quarter 2011 of $6.5 million, or ($0.09) per share, compared to earnings in second quarter 2010 of $9.4 million, or $0.14 per diluted share. GAAP operating margins were (5%) for second quarter 2011 down from 12% for second quarter 2010. Included in the Company’s second quarter 2011 GAAP operating results is a restructuring charge of $2.0 million.

On a non-GAAP basis, the Company reported net income for second quarter 2011 of $5.8 million, or $0.08 per diluted share, compared to net income of $17.4 million, or $0.25 per diluted share, for second quarter 2010. Non-GAAP operating margins for second quarter 2011 were 11% compared to 23% for second quarter 2010.

Ron de Lange, President and CEO, commented: “We are encouraged by the progress we are making in our business transformation, the level of customer engagement, and our strategic new customer wins. Orders for our data and video solutions more than doubled during the first half of 2011. In addition, we generated strong cash flows from operations and exited the quarter with a strong balance sheet.”

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Year-to-Date Results

For the first six months of 2011, revenue was $204.6 million, down 9% compared to $225.5 million for the first six months of 2010. For the first six months of 2011, the Company’s orders were $134.8 million, an increase of 5% compared to the $128.8 million for the first six months of 2010.

On a GAAP basis, the Company reported a net loss of $22.5 million, or ($0.33) per share, for the first six months of 2011, compared to $23.1 million, or $0.34 per diluted share, for the first six months of 2010. GAAP operating margins were (15%) and 15% for the six months ended June 30, 2011 and 2010, respectively.

On a non-GAAP basis, net income for the first six months of 2011 was $11.5 million, or $0.17 per diluted share, compared to $35.4 million, or $0.51 per diluted share, for the first six months of 2010. Non-GAAP operating margins for the first six months of 2011 were 8% compared to 23% for the first six months of 2010.

Balance Sheet and Liquidity

As of June 30, 2011, the Company’s consolidated cash and cash equivalents totaled $262.8 million compared to $220.9 million at December 31, 2010. Cash flows from operations in second quarter 2011 were $24.2 million, compared to $6.4 million in second quarter 2010. For the six months ended June 30, 2011 the Company generated $48.6 million in cash flows from operations, compared to $21.2 million during the first six months of 2010. Working capital at June 30, 2011 decreased to $280.1 million from $286.9 million at December 31, 2010.

2011 Full Year Guidance

The Company believes that full year 2011 revenues will range between $360 million and $400 million and non-GAAP gross margins will range between 59% and 62%. The Company expects that the non-GAAP EPS range will be between $0.22 and $0.32 per diluted share and the range for GAAP EPS will be between a loss of $0.48 and a loss of $0.58 per share.

2011 Guidance

	Current	Previous
Revenues (Millions)	$360 - $400	$360 - $400

Non-GAAP Gross Margin % *	59% - 62%	59% - 62%

Non-GAAP Diluted EPS **	$0.22 - $0.32	$0.22 - $0.32

GAAP EPS	($0.58) - ($0.48)	($0.58) - ($0.48)

*	Of the adjustments listed below, approximately $2 Million of stock-based compensation and $27 Million of amortization of intangibles will impact GAAP gross margins.

**	Current and previous non-GAAP guidance excludes an estimated $10 Million and $13 Million, respectively, of stock-based compensation, $38 Million of amortization of intangible assets and acquisition-related expenses, and $26 Million of restructuring charges. Each of these, net of the associated tax impact, are included in GAAP EPS. The estimated net tax impact of the GAAP adjustments is $24 Million and $23 Million, respectively.

“Live” Webcast and Replay

Tekelec will host a live webcast of its conference call on Thursday, August 4, 2011, at 8:00 a.m. ET to discuss second quarter results and certain forward-looking information concerning management’s outlook for the business. To access the webcast, visit Tekelec’s web site located at www.tekelec.com, enter the Investor Relations section and click on the webcast icon. A webcast replay will be available at approximately 11:00 a.m. ET on Thursday, August 4, 2011, and for 90 days thereafter. The Company also plans to provide on its web site immediately prior to the commencement of the call certain GAAP and

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non-GAAP information (including GAAP to non-GAAP reconciliations) and other financial information for the quarterly and full year periods.

Telephone Replay

A telephone replay of the call will also be available for one week after the live webcast by calling either (855) 859-2056 or (404) 537-3406, and entering the conference ID #83907352.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, Tekelec generally excludes certain items such as amortization of acquired intangibles, restructuring and other charges, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. Tekelec believes that excluding such items provides investors and management with a representation of the Company’s core operating performance and with information useful in assessing its prospects for the future and underlying trends in Tekelec’s operating expenditures and continuing operations. Management uses such non-GAAP measures to (i) evaluate financial results, (ii) manage the Company’s operations, and (iii) establish operational goals. Further, non-GAAP measures are utilized by the Company’s management and board of directors to assist in determining incentive compensation and evaluating key trends within the business. In addition, since the Company has historically reported non-GAAP measures to the investment community, the Company believes the inclusion of this information provides consistency in our financial reporting. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial measures.

Forward-Looking Statements

Certain statements made in this press release, including 2011 Guidance and statements regarding our 2011 restructuring activities, are forward-looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s 2010 Form 10-K, 2011 First and Second Quarter Forms 10-Q and its other filings with the Securities and Exchange Commission, the effects on our revenue performance of our year-over-year decline in orders in 2010 and the increasing portion of our orders that are for newer products with longer order-to-revenue conversion cycles and lower margins on initial sales; our increasing dependence on next generation products with which we have less experience forecasting, building, and selling and for which the markets are less mature and more subject to demand and technology changes and increased competition; the effects of an increase in cost associated with selling our next-generation products including the cost associated with customer trials and lab systems, the risk that we may experience detrimental effects, such as employee distraction and litigation, from our 2011 restructuring activities, or may not realize the benefits of such activities, including as a result of delays resulting from the Company’s complying with and undertaking, or its noncompliance with, any necessary individual and collective employee information and consultation obligations; the difficulty we may have in transitioning from a hardware-centric to a software-centric business; the uncertainty associated with the appointment of our new CEO and the resignations of our former EVP of Global Sales and Chief Marketing Officer and subsequent changes in the sales organization; any adverse outcome from or effects of the securities litigations we currently have filed against us or other current or threatened litigation; the current or further detrimental changes in general economic, social, or political conditions in the countries in which we operate including the impact of credit availability and other economic factors on overall capital spending by our customers and resulting pressure on us to lower our prices; the rate and size of decline in demand for our older SS7-based products from which we still derive a substantial portion of our revenues; our ability to compete with other manufacturers that have lower cost bases than ours, are partially supported by foreign governments, and/or employ unfair trade practices; risks related to our international sales, markets and operations, including but not limited to: import regulations, limited intellectual property protection (including protection of our software source code), increased costs and potential liabilities related to compliance with current and future security provisions in customer contracts and regulations, and security, access, and other regulatory requirements imposed by governments, including in particular the government of India; exposure to increased bad debt expense and product and service disputes as a result of general economic conditions; the timeliness and functional competitiveness of our product releases, the timing and size of any increase in demand for our performance management, SIP, Diameter, policy and subscriber database products; the risk of infringing on, and litigating with others regarding their, intellectual property rights; the timing of our recognition of revenues; the extent to which

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any customer outsourcing to our competitors or supplier consolidation increases the influence of competitors on our customers’ purchases; our ability to protect intellectual property rights; our ability to maintain OEM, partner, reseller, and vendor support and supply relationships; and changes in the market price of the Company’s common stock. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Tekelec

Tekelec connects people and devices to the mobile Internet. Our portfolio’s unique layer of network intelligence allows service providers to both manage and monetize the exponential growth in mobile web, video and applications traffic. Tekelec has more than 25 offices around the world serving customers in more than 100 countries. For more information, please visit www.tekelec.com.

Contact:

Kyle Macemore | Vice President Finance and Investor Relations

(o)	+1.919.380.6148 | kyle.macemore@tekelec.com

5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

TEKELEC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Thousands, except per share data)
Revenues	$96,800	$109,507	204,559	$225,498
Cost of sales:
Cost of goods sold	36,410	36,586	81,334	75,190
Amortization of intangible assets	8,190	3,967	14,942	5,500

Total cost of sales	44,600	40,553	96,276	80,690

Gross profit	52,200	68,954	108,283	144,808

Operating expenses:
Research and development	23,420	21,763	49,193	44,572
Sales and marketing	17,997	18,229	38,722	35,666
General and administrative	11,454	12,807	24,233	25,957
Amortization of intangible assets	1,786	1,021	3,550	1,251
Restructuring and other	1,977	—	23,341	—
Acquisition-related expenses	—	2,484	—	2,484

Total operating expenses	56,634	56,304	139,039	109,930

Income (loss) from operations	(4,434)	12,650	(30,756)	34,878

Other expense, net	(874)	(914)	(1,648)	(1,859)

Income (loss) before income taxes	(5,308)	11,736	(32,404)	33,019
Provision for (benefit from) income taxes	1,156	2,314	(9,944)	9,879

Net income (loss)	$(6,464)	$9,422	$(22,460)	$23,140

Earnings (loss) per share:
Basic	$(0.09)	$0.14	$(0.33)	$0.34
Diluted	(0.09)	0.14	(0.33)	0.34

Weighted average number of shares outstanding:
Basic	69,054	68,374	68,912	68,005
Diluted	69,054	68,946	68,912	68,856

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Operations are for the thirteen and twenty-six weeks ended July 1, 2011 and July 2, 2010.

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TEKELEC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,(1)	December 31,
	2011	2010
	(Thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$262,787	$220,938
Accounts receivable, net	108,773	165,019
Inventories	18,870	28,221
Income taxes receivable	7,451	3,098
Deferred income taxes, current	23,666	19,906
Deferred costs and prepaid commissions	34,237	43,652
Prepaid expenses	9,655	8,527
Other current assets	6,764	3,687

Total current assets	472,203	493,048

Property and equipment, net	37,228	37,169
Deferred income taxes, net, noncurrent	82,359	72,854
Other assets	1,492	1,507
Goodwill	137,255	135,564
Intangible assets, net	74,736	92,245

Total assets	$805,273	$832,387

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,780	$17,823
Accrued expenses	39,691	20,344
Accrued compensation and related expenses	16,941	22,680
Deferred income taxes, current	337	—
Current portion of deferred revenues	121,370	145,291

Total current liabilities	192,119	206,138

Deferred income taxes, noncurrent	2,183	7,430
Long-term portion of deferred revenues	5,959	6,812
Other long-term liabilities	9,173	5,422

Total liabilities	209,434	225,802

Commitments and Contingencies

Shareholders’ equity:
Common stock, without par value, 200,000,000 shares authorized; 69,138,334 and 68,617,232 shares issued and outstanding, respectively	356,126	351,309
Retained earnings	234,369	256,829
Accumulated other comprehensive income (loss)	5,344	(1,553)

Total shareholders’ equity	595,839	606,585

Total liabilities and shareholders’ equity	$805,273	$832,387

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Balance Sheet is as of July 1, 2011.

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TEKELEC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, (1)
	2011	2010
	(Thousands)
Cash flows from operating activities:
Net income (loss)	$(22,460)	$23,140
Adjustments to reconcile net income to net cash provided by operating activities:
Gain (loss) on investments carried at fair value, net	—	(118)
Provision for (recovery of) doubtful accounts and returns	(254)	244
Provision for (reduction of) warranty	1,550	(347)
Inventory write downs	4,011	2,176
Loss on disposals of fixed assets	377	13
Depreciation	8,776	8,258
Amortization of intangibles	18,492	6,751
Amortization, other	233	424
Deferred income taxes	(18,147)	4,080
Stock-based compensation	5,333	6,943
Excess tax benefits from stock-based compensation	(12)	(861)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	60,486	18,333
Inventories	5,501	(6,980)
Deferred costs	10,656	10,474
Prepaid expenses	(1,065)	568
Other current assets	(2,874)	(1,102)
Accounts payable	(4,412)	(755)
Accrued expenses	17,385	(5,525)
Accrued compensation and related expenses	(6,211)	(22,555)
Deferred revenues	(28,260)	(26,151)
Income taxes receivable	(4,273)	1,617
Income taxes payable	3,747	2,608

Total adjustments	71,039	(1,905)

Net cash provided by (used in) operating activities	48,579	21,235

Cash flows from investing activities:
Purchases of property and equipment	(8,865)	(7,523)
Proceeds from sales and maturities of investments	—	92,975
Purchase of acquired business, net of cash acquired	—	(161,953)

Net cash provided by (used in) investing activities	(8,865)	(76,501)

Cash flows from financing activities:
Proceeds from issuance of common stock	641	9,863
Payments of net share-settled payroll taxes related to equity awards	(1,157)	(2,685)
Excess tax benefits from stock-based compensation	12	861

Net cash provided by (used in) financing activities	(504)	8,039

Effect of exchange rate changes on cash	2,639	(3,741)

Net change in cash and cash equivalents	41,849	(50,968)
Cash and cash equivalents at beginning of the year	220,938	277,259

Cash and cash equivalents at end of the year	$262,787	$226,291

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Cash Flows are for the twenty-six weeks ended July 1, 2011 and July 2, 2010.

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TEKELEC

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

for the Three Months Ended June 30, 2011 and 2010 (7)

	2011		2010
	Amount	% of revenues	Amount	% of revenues
	(Thousands, except percentages)
Gross margins	$52,200	54%	$68,954	63%
Adjustments:
Amortization of intangible assets (1)	8,190	8%	3,967	4%
Stock-Based Compensation (2)	202	0%	313	0%
Acquisition related cash bonus(3)	65	0%	65	0%

Non-GAAP gross margins	$60,657	63%	$73,299	67%

	2011		2010
	Amount	% of revenues	Amount	% of revenues
	(Thousands, except percentages)
Operating income (loss)	$(4,434)	-5%	$12,650	12%
Adjustments:
Amortization of intangible assets(1)	9,976	10%	4,988	5%
Stock-Based Compensation (2)	2,425	3%	3,647	3%
Acquisition related cash bonus(3)	291	0%	1,096	1%
Restructuring and other(4)	1,977	2%	—	0%
Acquisition related charges(5)	—	0%	2,484	2%

Non-GAAP operating margin	$10,235	11%	$24,865	23%

	2011		2010
	Amount	per diluted share	Amount	per diluted share
	(Thousands, except per share data)
Net income (loss)	$(6,464)	$(0.09)	$9,422	$0.14
Adjustments:
Amortization of intangible assets(1)	9,976	0.14	4,988	0.07
Stock-Based Compensation (2)	2,425	0.04	3,647	0.05
Acquisition related cash bonus(3)	291	0.00	1,096	0.02
Restructuring and other(4)	1,977	0.03	—	—
Acquisition related charges(5)	—	—	2,484	0.04
Provision for (benefit from) income taxes(6)	(2,401)	(0.03)	(4,249)	(0.06)

Non-GAAP net income	$5,804	$0.08	$17,388	$0.25

Weighted average number of shares outstanding:
Basic		69,054		68,374
Diluted		69,197		68,946

(1)	The adjustments represent the amortization of purchased technology and other intangibles related to acquired companies.
(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options, restricted stock or restricted stock units or stock appreciation rights granted under our equity incentive plans and stock purchase rights granted under our employee stock purchase plan.
(3)	The 2011 adjustment represents consideration payable to former Camiant employees for options not assumed in the merger. The 2010 adjustment represents: (i) bonuses for certain Blueslice employees contingent upon their continued employment and the achievement of individual integration related milestones and (ii) consideration payable to Estacado that is contingent upon the continued employment of certain former Estacado employees by Tekelec.
(4)	The adjustment represents the elimination of the costs associated with our restructuring activities.
(5)	The adjustment represents professional fees, travel and other costs associated with our acquisition of Camiant and Blueslice.
(6)	The adjustment represents the income tax effect of footnotes (1), (2), (3), (4) and (5) in order to reflect our non-GAAP effective tax rate of 38% and 27% for 2011 and 2010, respectively. The 2011 effective rate was also impacted by a discrete net charge of approximately $0.9 million related to the establishment of a valuation allowance for certain foreign tax credits.
(7)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Reconciliations of Selected GAAP measures to non-GAAP measures are for the thirteen weeks ended July 1, 2011 and July 2, 2010.

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TEKELEC

RECONCILIATIONS OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

for the Six Months Ended June 30, 2011 and 2010 (7)

	2011		2010
	Amount	% of revenues	Amount	% of revenues
	(Thousands, except percentages)
Gross margins	$108,283	53%	$144,808	64%
Adjustments:
Amortization of intangible assets(1)	14,942	7%	5,500	2%
Stock-Based Compensation (2)	579	0%	665	0%
Acquisition related cash bonus(3)	107	0%	65	0%

Non-GAAP gross margins	$123,911	61%	$151,038	67%

	2011		2010
	Amount	% of revenues	Amount	% of revenues
	(Thousands, except percentages)
Operating margins	$(30,756)	-15%	$34,878	15%
Adjustments:
Amortization of intangible assets(1)	18,492	9%	6,751	3%
Stock-Based Compensation (2)	5,333	3%	6,943	3%
Acquisition related cash bonus(3)	692	0%	1,169	1%
Restructuring and other(4)	23,341	11%	—	0%
Acquisiton related expenses-other(5)	—	0%	2,484	1%

Non-GAAP operating margins	$17,102	8%	$52,225	23%

	2011		2010
	Amount	per diluted share	Amount	per diluted share
	(Thousands, except per share data)
Net income	$(22,460)	$(0.33)	$23,140	$0.34
Adjustments:
Amortization of intangible assets (1)	18,492	0.27	6,751	0.10
Stock-Based Compensation (2)	5,333	0.08	6,943	0.10
Acquisition related cash bonus(3)	692	0.01	1,169	0.02
Restructuring and other(4)	23,341	0.34	—	—
Acquisiton related expenses-other(5)	—	—	2,484	0.04
Provision for (benefit from) income taxes (6)	(13,928)	(0.20)	(5,137)	(0.07)

Non-GAAP net income	$11,470	$0.17	$35,350	$0.51

Weighted average number of shares outstanding:
Basic		68,912		68,005
Diluted		69,170		68,856

(1)	The adjustments represent the amortization of purchased technology and other intangibles related to acquired companies.
(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options, restricted stock or restricted stock units or stock appreciation rights granted under our equity incentive plans and stock purchase rights granted under our employee stock purchase plan.
(3)	The 2011 adjustment represents consideration payable to former Camiant employees for options not assumed in the merger. The 2010 adjustment represents: (i) bonuses for certain Blueslice employees contingent upon their continued employment and the achievement of individual integration related milestones and (ii) consideration payable to Estacado that is contingent upon the continued employment of certain former Estacado employees by Tekelec.
(4)	The adjustment represents the elimination of the costs associated with our restructuring activities.
(5)	The adjustment represents professional fees, travel and other costs associated with our acquisitions of Camiant and Blueslice.
(6)	The adjustment represents the income tax effect of footnotes (1), (2), (3), (4) and (5) in order to reflect our non-GAAP effective tax rate of 26% and 30% for 2011 and 2010, respectively. The 2011 effective rate was also impacted by a discrete net benefit of approximately $0.5 million related to the completion of certain tranfer pricing studies offset by a discrete charge of $0.9 million relating to the establishment of a valuation allowance for certain foreign tax credits.
(7)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Reconciliations of Selected GAAP Measures to non-GAAP measures are for the twenty-six weeks ended July 1, 2011 and July 2, 2010.

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